Exhibit 21.01

SUBSIDIARIES OF THE COMPANY

Subsidiary Name	State or Country of Incorporation

Tai’an AGS Pipeline Construction Co. Ltd.	China

WPCS International - Suisun City, Inc.	California

WPCS International - Trenton, Inc.	New Jersey